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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date Of Earliest Event Reported) April 6, 2000


                           Transworld Healthcare, Inc.
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             (Exact name of Registrant as specified in its charter)

                                    New York
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                 (State or other jurisdiction of incorporation)

     1-11570                                           13-3098275
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(Commission File Number)                 (I.R.S. Employer Identification No.)


                  555 Madison Avenue, New York New York    10022
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               (Address of principal executive offices)  (Zip Code)

       Registrant's telephone number, including area code: (212) 750-0064


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         (Former name or former address, if changed since last report.)


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Item 2.   Acquisition or Disposition of Assets.

          On April 6, 2000 Transworld Healthcare (UK) Limited ("Transworld UK"), a subsidiary of Transworld Healthcare, Inc. ("Transworld") acquired all of the issued and outstanding shares of Nightingale Nursing Bureau Limited ("Nightingale") pursuant to an agreement for sale and purchase (the "Agreement") dated April 6, 2000 between Transworld UK and the selling shareholders named in the Agreement for a purchase price of (pound)9,651,000 (approximately $15,442,000), plus an additional sum of up to (pound)3,500,000 (approximately $5,600,000) in deferred consideration dependent upon 2000 and 2001 Pre-Tax Profits (as defined in the Agreement). (pound)8,601,000 (approximately $13,762,000) of the purchase price for the acquisition was paid using cash on hand and funds borrowed under Transworld UK's existing senior secured credit facilities with the remaining (pound)1,050,000 (approximately $1,680,000) of consideration being paid in 1,050,000 shares of 5 pence par value class A1 common shares of Transworld UK. The purchase price of the acquisition is being allocated on the basis of the fair value of the net assets acquired (approximately $2,025,000) with the remaining portion attributable to intangible assets. The Company is still evaluating the allocation of these intangibles.

          Nightingale is a London based provider of registered nursing and care staff to NHS Trust Hospitals and the independent sector. It has an additional branch in Sydney, Australia.

          The founder and principal owner of Nightingale, has joined the board of Transworld UK. In addition, another shareholder of Nightingale will be remaining with Nightingale to take over the position of Managing Director.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     (a)  Financial Statements of Businesses Acquired.

          None.

     (b)  Pro Forma Financial Information.

          None.

     (c)  Exhibits.

          Share Sale and Purchase Agreement of Nightingale Nursing Bureau Limited between Transworld Healthcare (UK) Limited and W-A Thompson, D T Thompson and others dated April 6, 2000.

          Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve unknown risks and uncertainties which may cause actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed or estimated.



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